FORM 8-K



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                    Date of Report:  January, 1997


                      MAINE PUBLIC SERVICE COMPANY
        (Exact name of registrant as specified in its charter)



            Maine                   1-3429          01-0113635
(State, or other jurisdiction    (Commission       (IRS Employer
      of incorporation)          File Number)    Identification No.)


209 State Street, Presque Isle, Maine                 04769
(Address of principal executive offices)            (Zip Code)


Registrant's Telephone Number, Including Area Code   207-768-5811

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Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           January, 1997


Item 5.   Other Material Events - Maine Yankee Atomic Power Company

          The Company owns five percent of the common stock of the Maine Yankee Atomic Power Company (Maine Yankee), which entitles it to purchase approximately 4.9% of the energy produced by the plant, approximately 35% of the Company's requirements in 1996. As reported in the Company's 10-Q dated November 12, 1996, the Maine Yankee power plant has been limited to operating at 90 percent of capacity since early 1996 pending resolution of issues relating to investigations initiated by the Nuclear Regulatory Commission (NRC). The plant has also been out of service since December 6, 1996, to resolve cable-separation and associated issues. Having detected indications of minor leakage in a small number of the plant's fuel rods, Maine Yankee has used this out-of-service time to inspect the plant's fuel assemblies and has determined that several fuel assemblies should be replaced.

          On January 29, 1997, the NRC announced that it had placed the plant on its "Category 2" "watch list", which includes plants that display "weaknesses that warrant increased NRC attention," but do not warrant a shut-down order. The plant is one of 14 nuclear units in the United States on the January 29 "watch list" and one of six listed there for the first time.

          The Company expects the plant to remain off-line until the fuel assembly replacement and a thorough inspection of the plant's electrical cabling are completed, and restarting is approved by the NRC. The Company cannot predict how long the plant will remain off-line, and has made replacement power plans for an outage that could last several months.

          The Company has been incurring replacement power costs of approximately $170,000 per week while the plant has been out of service. In addition, the Company is responsible for five percent of an estimated additional $30 million in operating costs, or approximately $1.5 million. Further costs are expected when Entergy Corporation, recently selected by Maine Yankee's owners to manage the plant's overall operations, begins providing management services to Maine Yankee. Additional costs may also be expected if the complexity of the cable-separation and associated issues require an extended period for their resolution. These additional costs can be expected to adversely impact the Company's 1997 financial results.

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Current Report, Form 8-K for                           Date of Report:
Maine Public Service Company                           January, 1997


          Under the Company's multi-year rate plan, described in the Company's Form 10-Q dated November 12, 1996, the Company has the right to receive specified retail rate increases through 1999. This plan also includes provisions for additional cost recovery in certain extraordinary situations such as very low earnings or in the event of a Maine Yankee plant outage exceeding six consecutive months. The Company will continue to assess whatever options it may have to recover any additional costs and, in addition, is making every effort to reduce its 1997 cash expenditures. These efforts will include a review of the level of dividends on the Company's Common Stock.

          Moreover, the Company's short-term revolving credit agreement, as well as a letter of credit supporting its 1996 revenue bonds, contain interest coverage tests that the Company must satisfy to avoid default. The Company now believes, based on the projected additional Maine Yankee expenses and replacement power costs during the plant outage, that it will likely be in violation of these interest coverage tests for the twelve months ended March 31, 1997. The Company will seek a waiver of these requirements from the necessary parties, but cannot predict the terms of any such waiver or even if they will be granted.

          In a related matter, a Maine-based group has announced its intention to start gathering signatures toward a new referendum to force a permanent closure of the plant by 2000. The group stated that it hoped to put the issues before the Maine electorate in November, 1998. The Company cannot predict whether such a referendum will be held or its outcome.

          For a detailed discussion of a comprehensive Independent Safety Assessment of the plant and NRC investigations of Maine Yankee, please refer to the Company's Form 10-Q dated November 12, 1996 and the Company's Form 8-K dated December 18, 1996.

                                   MAINE PUBLIC SERVICE COMPANY
                                             Registrant



Dated:   January 31, 1997           Larry E. LaPlante
                                    Larry E. LaPlante, Vice President
                                    Finance, Administration and
                                    Treasurer

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